Exhibit 99.1
FELDMAN MALL PROPERTIES
Third Quarter 2007 Results Conference
December 21, 2007, 1:00 p.m. ET

Operator	Good afternoon, ladies and gentlemen, and welcome to the Feldman Mall Properties third quarter 2007 results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Friday, December 21, 2007.

I would now like to turn the conference over to Scott Eckstein of Financial Relations Board. Please go ahead, sir.

S. Eckstein	Thank you, operator, and good afternoon, everyone. Welcome to the Feldman Mall Properties third quarter conference call.

A press release was issued earlier and furnished on Form 8-K to provide access to the widest possible audience. If you did not receive a copy, it is available on the company’s website at www.feldmanmall.com in the Investor Relations section. Additionally, we’re hosting a live webcast of today’s call which you can access at the same section of the website. Following the live call, the audio webcast will be available on the company’s website in the Investor Relations section under the header, Conference Calls and Presentations.

At this time management would like me to inform you that today’s call may contain forward-looking statements that involve risks and uncertainties regarding various matters including, without limitation, the success of the company’s business strategy including it acquisition or renovation repositioning plans, its belated closing pending acquisitions and timing of those acquisitions, its ability to obtain required financing, its understanding of its competition, market trends, the company’s ability to implement its repositioning plans on time and within its budget, projected capital and renovation expenditures, demand for shop space and the success of its lease-up plans, availability, credit worthiness of current and prospective tenants and lease rates and terms.

The forward looking statements are based on the company’s assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to the company. If there is any inaccuracy or change, actual results may vary materially from the company’s forward looking statements.

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Having said that, I’d now like to turn the call over to the company’s Chairman, Larry Feldman. Please go ahead, sir.

L. Feldman	Hello, everyone, and thank you for joining us on our third quarter 2007 conference call. With me on the call today is Tom Wirth, our President and CFO.

During our call today, we will cover the following items. The restructuring of our back office and financial reporting schedule going forward; a brief company overview; our third quarter financial results; and our current liquidity position.

First of all I want to apologize to our investors for the delay in getting out the third quarter release. Once again it’s important for me to reiterate that our Board along with management views these delays as unacceptable. We are committed to getting timely filings back on track and we’re taking concrete steps in order to do so.

As stated in today’s press release, we’re in the process of transferring our back office and accounting operations to be outsourced to the Brandywine organization. This move, along with other cost cutting measures, will help bring down our high cost of G&A. We also believe that the outsourcing of the back office will help ensure timely reporting.

In connection with this restructuring, we announced today that Jim Bourg will be leaving the company on or about March 2008. I want to personally thank Jim for his years of service to the company.

As per our last conference call, we are hard at work on the blocking and tackling related to the construction and leasing of our properties. While we continue to make progress on the leasing, please understand that redeveloping all of our malls will take several years to fully realize the cash flow benefits and value creation.

The company continues to be challenged by the expected Village vacancy at the Tallahassee Mall this January and the potential vacancy of JC Penney and Dillards at our Golden Triangle Mall in late 2009 or 2010. Nevertheless, we are optimistic about replacement anchor leasing activity that we’re experiencing at both Golden Triangle and Tallahassee.

We have been asked by many of our stockholders to give guidance as to what management believes is the fair value of our real estate assets. Because investors may decide to buy or sell their position based upon this information, we want to take some additional time to be sure we get it right. Therefore, we intend to issue a supplemental information filing on or prior to our next conference call that will give the reader his or her own ability to determine the fair market value of our assets.

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I will now turn the call over to Tom Wirth who will review our third quarter financial results.

T. Wirth	Thanks, Larry. Before I discuss our results, I also want to apologize for our late filing of the third quarter and thank everyone for their patience while the company completes these delinquent filings.

We plan to file our third quarter 10-Q very shortly and we remain confident the company will report its fourth quarter and full year results in compliance with the SEC reporting rules. Once our annual meeting is held next week we will be compliant with all SEC and New York Stock Exchange guidelines.

The company’s earnings results in the third quarter were well below the prior year. However, we indicated in our release there were several large nonrecurring items that affected our third quarter results, both in the positive and negative manner. As we outlined in our press release, we have experienced a slight increase in our property level operating income.

The increase was due to the opening of the Stratford Square Theater which totaled approximately $450,000. This was partially offset by short term lease renewals that were entered into in order to induce tenants to stay in some of our properties. These short term renewals typically result in a temporary decrease in revenue while the percentage rents have little or no expense recovery. We expect to see this trend continue on our properties as early and mid-stage development occur at the Golden Triangle Mall, Tallahassee Mall and Northgate Mall.

The operating expenses have increased due to some bad debt provisions, higher labor and professional fees and should remain consistent for the remainder of the year.

Our operating statistics continue to remain steady as weighted average sales per square foot were above the previous year but slightly below the second quarter.

Other income increased approximately $800,000 primarily due to the non cash write down of our obligation to our sponsors in connection with the Harrisburg Mall. This obligation has now been written down to a value of zero.

Third party management fees. We continue to see third party management fees increase as compared to last year based on the fees charged to our joint venture properties, based on the current development and leasing activities of Tallahassee Center Mall and Harrisburg Mall. We continue to expect the same level of fees of this revenue source for the fourth quarter.

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Interest expense total $4.1 million and will continue to increase in the fourth quarter slightly based on the incremental capital spending that’s occurring at several of our properties, specifically Northgate Mall as we begin to build out a theater.

MG&A totaled $3.8 million for the quarter. As disclosed in our second quarter conference call, the level of MG&A is extremely high and contains a number of cost items that we expect to decrease over time. Including the second quarter, MG&A was $300,000 specifically related to strategic alternative process. While the G&A runrate is higher than we previously expected by several hundred thousand dollars, our cost from third party construction leasing fees totaled $1.1 million and partially offset these increases. We’re making every effort to reduce these costs going forward.

The fourth quarter MG&A will be negatively impacted by the resignation of Jim Bourg and that charge will be approximately $1.3 million.

We continued to see turmoil in the capital markets this past summer and now we expect to keep liquidity as our main focus. I’m pleased to report that our liquidity position continues to be adequate and we have financing in place or in the pipeline necessary to continue and execute on all of our current commitments.

In summary our liquidity positions are as follows. Our current cash position is approximately $29 million. Availability under our secured line of credit is $2 million. We continue to have $25 million of availability under the Kimco credit facility. Availability under the Colonie construction loan and Stratford Square escrow agreement totals $20 million.

We are currently in the process of getting a new construction loan under negotiation at our Harrisburg Mall and we intend to close in the first quarter and that will allow us to complete our current renovation plans for that property.

I’ll turn it back over to the operator for questions.

Operator	[Instructions provided for asking questions during the question and answer session.]

Our first question comes from the line of Bob Sarasin with SCA Investors. Please go ahead.

B. Sarasin	Good afternoon, gentlemen. Couple of questions. Number one, with respect to your stock buyback that you announced a month or so ago, has anything been acquired under that buyback or what is the status or plans on that?

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L. Feldman	Good afternoon, Bob. This is Larry. Under advice of counsel, we decided not to repurchase shares until the release of this third quarter filing. With this release complete, the company could commence the repurchase of shares either in the open market or through privately negotiated transactions. However, I just want to say we’re not going to comment as to the timing or the amount or the price of those purchases.

An added note, Bob. As mentioned during our last conference call, maintaining the company’s liquidity is always going to be job number 1 particularly as Tom pointed out, in these troubled financial markets.

B. Sarasin	Right, I understand. It’s just you announced the buyback subsequent to last month, last conference call so I thought you’d have liquidity adequate to do that but...

L. Feldman	We’re not saying we don’t have the liquidity, Bob, and we’re not saying we’re not going to execute. We’re just not going to comment as to the exact timing.

B. Sarasin	With respect to the termination of Bourg and the charge for that, can you explain what that $1.3 million relates to and if that was a negotiated amount or what calculation that is based on his annual salary. Based on what I’ve seen from some of the filings, that’s about 6 times his annual salary.

L. Feldman	Yes, his annual salary base was approximately $225,000 and the $1.3 million is pursuant to his original contract which was signed prior to the company’s IPO in 2004 and is purely a contractual arrangement. If you look at that $225,000 against the $1.3 million, well the $1.3 million is certainly a high number and not one that gives anybody great pleasure to pay out at the moment.

It was contractual and it is an efficient return on the company’s investment in the sense that his salary will drop off and the Brandywine organization basically will fulfill that role at a much reduced cost. Does that answer your question, Bob?

B. Sarasin	Yes, thank you.

Operator	Our next question comes from Dale Benson with Wealth Capital Management. Please go ahead.

D. Benson	Hi, this is Dale and I’m here with Lou Feldman and we’re looking over some of the numbers and you indicated that you’re going to have another call shortly on the value of properties? I know we’ve talked about this before, but what’s the timeframe for that?

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L. Feldman	Good afternoon, Dale. We are working hard at completing all of our number analyses related to determining the company’s NAV and we want to make sure as I pointed out that we get those numbers right before we issue a supplemental package. We’re not going to actually come out and say the company’s worth X dollars a share but what we’re going to do is give the reader enough information where the reader could probably arrive at his or her own conclusion as to NAV.

I don’t want to give you an exact timetable as to when this will be complete because we want to make sure we have adequate time to get it done. But it is a high priority. It is some thing we promised and we know we have to get done.

D. Benson	Secondly, would you go through the tenant losses. I know you mentioned Dillards going away in Tallahassee and then JC Penney in ‘09 from where? I didn’t get that.

L. Feldman	There is a total of 3 anchors that we expect will leave. One is Dillards at Tallahassee which is going to leave we expect this January. That’s Tallahassee Mall. Then with respect to Golden Triangle Mall, we have both Dillards and JC Penney expected to leave either late 2009 or possibly sometime in 2010. The exact timing of that we’re not sure but the earliest departure would be late 2009.

D. Benson	And you have no option to keeping them I guess?

L. Feldman	They both own their boxes so we can’t force them to stay. There are no leases under those boxes.

T. Wirth	The Dillards at Tallahassee it is a lease. They are going to be exiting at the end of their lease at the end of January.

L. Feldman	They own that box.

D. Benson	When you say they own their boxes, is that through some kind of a joint venture then or exactly what?

L. Feldman	It is not atypical, Dale, in a mall for the anchor to own their own real estate. Even though we own portions of the parking lot and all of the shop space in between the anchors, it’s not unusual for the anchors to actually own their own box and that is the case at Golden Triangle.

D. Benson	Liquidity for Harrisburg, I guess. Lou wants to know.

T. Wirth	The Harrisburg redevelopment is ongoing and we are still talking to some banks about putting a construction loan on that property to complete that redevelopment.

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D. Benson	What was the value of that. I missed that part.

T. Wirth	The amount of the debt we’re projecting?

D. Benson	Yes.

T. Wirth	We basically have a loan currently of about $50 million. We’re talking to banks in a range that would bring in somewhere between $15 million give or take some dollars and that should be enough capital to complete the work on that project at this point.

D. Benson	And that completion date, what’s the timeframe there?

T. Wirth	The loan would take place we’re hoping in the first quarter and the completion of the work is probably going to be somewhere in the second to third quarter.

Operator	Our next question comes from the line of Rich Moore with RBC Capital Markets. Please go ahead.

R. Moore	Hi, good afternoon, guys. When does this Brandywine transfer occur, Larry?

T. Wirth	This is Tom, Rich. We’re hoping that it would occur sometime the beginning of ‘08.

R. Moore	How does that work exactly? They’re taking over what?

T. Wirth	In terms of the accounting and the routine of billing and collecting of the rents and paying of bills and the general administration of the leases, those will be their primary functions.

R. Moore	What happens to your current G&A? Does that ... what can we anticipate in terms of a G&A reduction?

T. Wirth	We’re still working out the details of exactly how much that’s going to be. We are taking out and closing the Phoenix office which will lower expenses and we’re still working on a couple of those expense amounts, Rich. We will probably be in a much better position at year end to give you the projections of that going out but we feel there will be a significant savings.

B. Moore	Do you lose some people as a result as well or is it just other savings?

T. Wirth	It’s going to be mostly related to personnel as opposed to other third party costs.

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B. Moore	Okay, I gotcha. Then when you look at your rents, what percentage would you say of your rents at this point, maybe even on a mall by mall basis, are percentage rents. I mean what exactly has happened there because I know some of this, there’s been some movement toward percentage rents as some of these anchors either leave or think about leaving and how would you characterize where you guys are at this point.

L. Feldman	Rich, this is Larry. Generally with respect to properties under intense redevelopment, you’ll see more percent in lieu of base rent arrangements and we pointed this out in prior calls. Typically in a mall that we buy, the mall is either flat or declining in terms of sales and the tenants are antsy to get out.

So we come in and say look, we’re going to spend $50-$100 million, whatever we’re going to spend, to upgrade it. We’re going to bring in all these new exciting anchors. We’re going to make this a beautiful, shinning palace and they say great, we’re moving out, we’ll come back in two years. And we say no, no, no. We don’t want that. We want you to stay now.

We typically during that period have to revise their net rent arrangement to become a percent lieu arrangement during the redevelopment period. But the good news is we typically do that for a year or two and then once sales begin to pick up, we either have a built in right in the lease to convert it to a net rent or we renegotiate the lease based on its expiration date, at the time of its expiration date.

R. Moore	Okay, so you were mentioning you don’t get the recoveries when you do that.

L. Feldman	Correct.

R. Moore	Would we see that reflected in the tenant recoveries because I know your tenant recoveries going back and they seem fairly steady which would imply I guess that you’re not really seeing any deterioration in terms of more percentage rent versus base rent. Is that accurate? I mean your tenant recoveries for example are typically around 57-58% going back three quarters.

T. Wirth	Right.

R. Moore	Are you not losing additional base rent to percentage rent or is there going to be a trend down here both in expense recoveries and in the amount of rent that is base rent?

T. Wirth	I would expect that the recovery rate will go down at some of these properties as the rents roll ... as the tenants renew. To answer your question about base versus percentage rent, you know it isn’t a disclosure that we normally put out there but maybe in the future in our MG&A we will ... we could give disclosure of base rent versus percentage rent.

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R. Moore	Okay, good.

T. Wirth	[inaudible] see that trend, but it is something that is ... you will see a slight change in recovery. Obviously the leases have to roll before those recoveries start to decrease.

L. Feldman	In certain of our properties, Rich, the further along in redevelopment it’s possible that they are beginning to reverse where we are beginning to get more recovery than previously so if you’re looking at the company as a whole, you might be seeing one cancelling out the other.

R. Moore	Okay, good, I gotcha, Larry. Then what exactly is FBR doing for you guys right now? I mean where are you in that process and are we going to see more expenses for the strategic alternatives process?

L. Feldman	In terms of exploring strategic alternatives, we’re always going to be exploring strategic alternatives. That’s always part of the mix. As to the exact decision on retaining FBR to go further into the process, as you may or may not know, Rich, that is currently before the stockholders in a proxy so I don’t want to comment on that issue specifically until the proxy is complete which we expect to know the details of by the annual stockholder meeting next week on the 28th.

R. Moore	But you are continuing the process so we should see more expenses, is that right?

L. Feldman	Actually what I’m saying is we’re going to defer the decision on whether or not to retain FBR pending the current stockholder vote.

R. Moore	Alright, fair enough. Thank you. Now the income from JV’s. Now why did that drop again? I think you guys may have alluded to it but it seemed like it’s trending down as a whole. Are you guys putting more debt on those assets in some fashion that’s causing more interest expenses or what is happening there exactly?

T. Wirth	Actually, Rick, I did take a look at that. The interest expense is up a little bit but our operating expenses and in particular utility bills usually go up in the third quarter versus the second quarter so there’s a seasonality of operating expenses that hit that caused our expense to go up and obviously since we’re not recovering at 100% level with these properties, that also caused a decrease.

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The other was, there was some decrease in revenue at some of the properties. I think if you look, Foothills had some slight decreases in occupancy that we expect to recover back over the next quarter or two. So there were some decreases in rental revenue and there was the seasonality of our utility expenses. The interest expense was about $100,000 higher.

R. Moore	Okay, very good. Thank you, guys.

L. Feldman	Thanks, Rich.

Operator	Thank you. Our next question comes from the line of Charles Frischer with Zephyr Management. Please go ahead.

C. Frischer	Good afternoon, gentlemen. Larry, maybe you can help me with a couple things. In the second paragraph of the press release you talk about a noncash reduction in obligation to affiliates. Is that Harrisburg or is that something else?

L. Feldman	Yes, that’s Harrisburg.

C. Frischer	Previously that money would have been owned to the extent that the investment returned more than a 15% IRR and now with the reduction of that means that that deal will not be a 15% IRR?

L. Feldman	Currently that is the projection.

C. Frischer	The next question is kind of an accounting one. Can you carry over your operating loss to next year so if you were to have a distribution or any kind of capital gain it would be offset from 2007?

T. Wirth	Yes, you are allowed to carry over those losses.

C. Frischer	Should we read anything from the closing of the Phoenix office that you might be interested in selling Foothills?

L. Feldman	No, there’s no correlation between our current position in Foothills and the closing of the Phoenix office. It was more a geographic concern.

C. Frischer	I assume FBR on the analysts’ side is precluded from picking up coverage until their strategic review is over.

L. Feldman	Correct. As long as they’re engaged, he is precluded.

C. Frischer	Can you give us some color as to why you pulled out the Inland money now? I think it was a very good move but I was just wondering if there was a particular timing issue and what exactly that money will be used for.

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L. Feldman	That’s a good question. We did want to get ... you know, liquidity has been our concern. The liquidity markets continue to read and hear about issues with liquidity and we felt it best to have the liquidity available immediately when we need it. We feel that the cash allows us a lot of flexibility and also will cover our commitments as they stand right now as it relates to building out our current tenant obligations or any mall redevelopment.

C. Frischer	The next question is a tricky one. You might not be able to answer. Are you receiving any operating or capital allocation advice from Inland?

L. Feldman	The decision regarding Tom McCauley coming on the Board is still being held in abeyance pending the outcome of the company’s determination of strategic alternatives. That would be the specific answer to your question whether or not Inland was in any way directing the operations of the company. Obviously they don’t have any operational control under their documents other than through the potential Board seat.

C. Frischer	Are we currently meeting the loan covenants under their preferred instrument?

T. Wirth	Yes, we are.

C. Frischer	Are they tight or is there plenty of room?

T. Wirth	They are adequate. We drew down the money. If we felt there was an issue that would have thrown us out of compliance, we certainly would have raised it before we did that.

L. Feldman	Charles, the only remedies that Inland has in that event would be to appoint additional members to the Board. This is not a debt instrument so it’s not a foreclosable item.

C. Frischer	That’s what I thought. So they can put 2 more people on the Board?

L. Feldman	I believe that’s their remedy. The document has been on file. You can check it. I believe that’s their remedy from my recollection.

C. Frischer	Great. Maybe I missed this answer, Larry. You’re precluded from share buyback from what your advice is until you file and have your annual meeting or is that not the case?

L. Feldman	What we said is until this filing occurred today, we were precluded based upon advice from counsel to be able to execute on the buyback but as of today we are free now to execute if we want to.

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C. Frischer	The next one you might be able to provide any color on, is what kind of tenants are you seeing interested in Tallahassee? Is it the Targets of the world, is it more specialty, 30,000 to 40,000 square foot tenants? You might not be able to say anything but if there’s anything you could do, it would be helpful.

L. Feldman	I would be reluctant to comment because it’s of the nature of ... it’s competitive leasing and any hints that I give you could be reverting to the enemy.

C. Frischer	No problem, Larry. Thank you very much.

L. Feldman	Sorry about that.

C. Frischer	No, I appreciate that.

Operator	Thank you for that question. Our next question comes from the line of Dale Benson [Wealth Capital Management]. Please go ahead.

D. Benson	This is a follow on. On the Golden Triangle, the Dillards and the JC Penney anchors you said they own their own property?

L. Feldman	Correct.

D. Benson	If they leave and if you want to replace a tenant there, you have to do a sale ... buy or do a lease of those properties from them?

L. Feldman	Correct.

D. Benson	If you don’t do anything then you’ve just got a vacant box sitting there at the end of a mall, correct?

L. Feldman	Correct. There are certain protections that we have with respect to arrangements that occurred with the City of Denton. The property is located in the City of Denton. Whereby these tenants are moving over to a competitive property and there is a protection to some extent that’s by no means bulletproof, Dale, that if the owner of the other property does acquire title to those boxes, they must sell it to us at fair market value. There are discussions going on in that regard now.

D. Benson	So the fair market value of those boxes could be on a per square footage basis obviously fairly substantially over and above what you’re presently valued at in the aggregate I would imagine.

L. Feldman	Clearly it is a negative to that particular property. There’s no question the cost to purchase those boxes would be a negative.

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We recently bought a building from JC Penney at Stratford Mall. We paid I’m going to say roughly $7 million for that property. We bought one at Northgate from JC Penney for $1.5 million. That is on the very low side because it was in the back of the mall and had asbestos in it that had to be removed so that gives you an indication of value. These are not horrific numbers but that gives you a range of valuation.

D. Benson	A previous questioner asked you about the Foothills and I notice in the previous 10-Q you have a negative value in Foothills.

T. Wirth	The negative value is because we sold a portion of that mall to a joint venture with Kimco and we recognized a fairly large book gain and the rules made us withhold part of that gain as deferred.

D. Benson	But you don’t record your share of losses so I’m assuming the mall is not a profitable mall.

T. Wirth	Well on a net income ... no, the mall is ... well from a net income perspective after depreciation, it is not profitable. So as a result, those losses are not recorded but again, that’s after depreciation and amortization.

D. Benson	That’s all for us unless you have another question? Okay, thank you.

L. Feldman	Dale, thanks very much.

Operator	Thank you. Our next question comes from the line of Bill Shanker with EJM and Associates. Please go ahead.

B. Shanker	The question deals with Golden Triangle, Dillards and JC Penney’s again. Let take it from the other way around. If they decide to sell it and you decide not to buy or you’re unable to buy because of cash liquidity issues, what protections do you have to make sure that it fits within your scheme? Can they sell to anything and use any parking they want?

L. Feldman	The answer is yes, they own the properties and they can sell freely. If they sell the properties to this competitive property which has been a possibility, then under the arrangement that the other owner has with the City of Denton, that owner potentially could lose a lot of benefits that it gets from the city if it fails to sell the property to us at fair market value. But in theory, Penney’s or Dillards could sell to some third party ...

B. Shanker	... but there’s a negative implication to ... I mean a third party I would think would need to negotiate with you for other issues or is that not true?

L. Feldman	I think that’s generally true, yes.

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B. Shanker	Well does that then affect fair market value of the property?

L. Feldman	It does ...

B. Shanker	... a third party would not want to come in without getting your acquiescence or having some sort of an agreement with you vis-à-vis parking among other issues.

L. Feldman	Yes, I think those points are correct.

B. Shanker	Next question, let’s go to Kimco. Do you have any plans on taking down the Kimco and why did you use Inland and Kimco?

L. Feldman	The first answer to that question is that the rate on the money from Inland is slightly lower than the Kimco rate. The second is that it is equity and not debt and as I mentioned in the previous comment, it’s not foreclosable so given the development nature our property is taking on equity as opposed to debt is preferable in terms of risks.

T. Wirth	In addition the Kimco line therefore as a result has terms that it would have to mature and be replaced.

B. Shanker	The Kimco if I recall is what, a one year line?

L. Feldman	It’s a one year line renewable for an additional year based upon covenant achievements.

B. Shanker	Well then that really is not very useable for purchase of, for example, Dillards or JC Penney’s, is it?

L. Feldman	That’s a fair point.

B. Shanker	So what’s it good for?

T. Wirth	It’s helpful to have for working capital.

B. Shanker	Well if you have to pay it back in a year, how’s it paid back?

L. Feldman	Understand that a lot of our properties are under intense redevelopment so having a bridge line of credit can be very helpful to get from here to there, there being either a sale of a mature asset which produces a large amount of cash similar to the Foothills transaction we had last year.

If we sell an asset, that is the ultimate way that we provide liquidity and benefits in the form of NAV to our stockholders but as a bridge to get from here to there, you do need a line of credit and that’s why we have both the JP Morgan Chase line as well as the Kimco line.

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B. Shanker	I’m trying to understand the Kimco line and its true value to you. I mean if you take it down to borrow and let’s say assume that your financing is delayed or refinance is delayed, what recourse does the Kimco documents provide if you’re in default?

L. Feldman	Well it wouldn’t be good.

T. Wirth	They could call in the facility.

L. Feldman	Yeah, its debt, unlike the Inland arrangement.

B. Shanker	Okay, it’s debt against the company.

L. Feldman/T. Wirth	Correct.

B. Shanker	Which means what?

T. Wirth	The corporate line.

B. Shanker	Okay so they call you into default.

L. Feldman	Yes, if we were not...

B. Shanker	... what are the consequences of that?

T. Wirth	If we were not covenant we could be put in default and they could call the loan.

B. Shanker	Okay, if they call the loan then what happens?

T. Wirth	You’d have to repay it.

B. Shanker	Okay, you don’t have the money, what do you do?

T. Wirth	Hopefully we’re not ... I don’t think the way we look at our liquidity that we’re going to draw on facilities that either (A) we don’t think we could refinance or (B) as soon as we pull the money down we’re going to have a default. If we were to go and use that line and again right now we feel we have adequate liquidity, we’d have to discuss with them (A) a potential extension and (B) to make sure that we forecast that we would continue to meet the covenants which we’re meeting right now.

B. Shanker	I guess what I’m trying to visualize is I don’t see the value of the Kimco line for a year or even an extension of the covenants to refinance. I just don’t see any value to the company of that money to you.

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T. Wirth	Relative to our other facilities, it has a limited value. It was a one year facility when we did enter into it and it can be a 2 year facility. It does have value to that extent but you’re correct. In relation to a long term liquidity event or plan, this would not fit into it but it is a supplemental additional way to have liquidity on a short term basis and allow us some flexibility.

B. Shanker	As opposed to Inland which the only recourse they have is just to have additional members on the Board?

T. Wirth	Exactly.

B. Shanker	So that’s a much better deal?

T. Wirth	Yes, for purposes of what we were again achieving liquidity and keeping it, yes the Inland facility serves us much better.

B. Shanker	But Kimco has a one-half interest in one of your malls, correct?

T. Wirth	They are involved in the Foothills Mall, yes. They have a...

B. Shanker	... but they don’t have a lien against that particular other half for their line?

T. Wirth	No, they are not cross-collateralized in any way.

L. Feldman	Kimco is an unsecured line; it’s not a secured line.

B. Shanker	That was my understanding. Going to Friedman Billings and Ramsey. The way I understand this call you’re telling me that they are not presently engaged to undertake any more additional services that would require additional funds on the part of the company subject to the annual Board meeting, shareholders’ meeting next week. Is that correct?

L. Feldman	Other than a diminimus amount of money that we may use and commit to getting NAV advice from FBR, the answer is yes. But again...

B. Shanker	... so the company has paid [overtalk] for most of their services.

L. Feldman	This issue of engaging FBR other than some minor fee to advise us as to the company’s net asset value?

B. Shanker	Yes.

L. Feldman	This whole issue is going to be deferred until the 28th, whether to retain them or not.

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B. Shanker	Have they not been paid to do that already? [overtalk] Haven’t they issued a NAV value [overtalk] to the company?

L. Feldman	... in connection with that and we are retaining them for some additional advice.

B. Shanker	But they’ve been paid, correct?

L. Feldman	They have received fees.

B. Shanker	And that information should be available to shareholders, shouldn’t it, since it’s been paid for by the company?

L. Feldman	Yes, we can get you that information if you’d like.

B. Shanker	Yes, I would.

T. Wirth	What information are you asking?

L. Feldman	How much did FBR get.

B. Shanker	No, no. No, the results of their net asset valuation to the company. They provided a service.

L. Feldman	What I’m saying is that we are in discussion with FBR to help us or to advise us as to the general value for the company. That has not been, they have not completed that assignment yet. That is something ongoing that we may be retaining FBR to do.

B. Shanker	I was under the impression you had retained them already and that most of that work if not all of it has already been completed.

T. Wirth	I think you’re ... they have been retained for strategic alternatives back earlier in the year when that was announced. They were paid fees in connection with that and with those fees they were involved with us developing an offering memorandum that was sent out as part of our strategic alternative process. At that point in time which is now many months old and the capital markets have changed quite a bit, we did have an idea of our value as we went out looking for possible strategic alternatives. But that information at this point is not still accurate.

B. Shanker	Well I know that it may not be accurate today because every day changes. But since the company paid for that even though it may be stale or old, I’d like to know what it is.

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T. Wirth	We haven’t disclosed that information. People that did sign up at the time of the strategic alternatives received that information under confidentiality agreements and that’s where that information still is maintained under those.

B. Shanker	But as shareholders aren’t we entitled to it?

T. Wirth	I don’t believe it would give a person a realistic view of where this company is today.

B. Shanker	I think that’s something that we would determine.

L. Feldman	Is Bill your first name?

B. Shanker	Correct.

L. Feldman	Bill, the information was based upon numbers that were actually developed late in ‘06.

B. Shanker	I understand that.

L. Feldman	So they’re very stale ...

B. Shanker	... I don’t mind that it’s old.

L. Feldman	They’re very stale. They were based upon different capital markets at that time and I think we would be very reluctant to release that information for fear that it would induce people to buy the stock under numbers that are pretty stale.

B. Shanker	You’re assuming that people are not ...

L. Feldman	... under capital market conditions that are very different.

B. Shanker	Well I know but I think that you’re assuming that people cannot digest information and make decisions on their own. Just as you said you plan on releasing new information and letting people make their decision, I’d like the old information so I can just put that into the feedback.

L. Feldman	Alright, let us take that under advisement and we’ll discuss that internally. We appreciate the ...

B. Shanker	... my point is if this has been paid for and obtained and there’s a document of it, I think the shareholders, even though it may be old, it’s just something to have even if we just put it in a file.

L. Feldman	Understood. We will take that request under advisement.

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Operator	Thank you. Our next question comes from the line of Bob Sarasin of SCA Investors. Please go ahead.

B. Sarasin	A couple follow ups. With respect to ... who’s the gentleman, the guy, I’m sorry, I forget the name, with Inland who was or is or is not on the Board?

L. Feldman	Tom McCauley is the president of Inland Capital Markets and under the terms of our agreement with Inland, Inland had the right to appoint 1 Board member and that was the determined to be Tom McCauley. Tom elected to defer his joining of the Board due to the fact that the company was in the process of strategic alternatives. And that’s still at the moment being held in abeyance. It’s neither decided definitively that he’s coming on or not coming on at the moment.

B. Sarasin	Okay because I’d seen some conflicting information recently that he had joined the Board but you’re telling me he has not joined the Board as of today?

L. Feldman	We had made the announcement initially that he would be joining the Board at some point in the future. We didn’t say exactly when and thought that he would be joining very shortly. Then the Board did make the decision in June to initiate strategic alternatives and then in discussion with Inland it was determined that it was best for all parties for Tom to hold on that position pending the outcome.

B. Sarasin	Right. I was aware of all that, I was just under the impression that subsequent to that he had joined but you’re telling me...

L. Feldman	No, he has not served on the Board as of yet.

T. Wirth	I don’t think we put out anything that has joined.

B. Sarasin	Okay and then I guess the question with respect to Kimco just to get clarity. The one year on that term comes up I think it’s in April. Is that correct?

L. Feldman	Correct.

B. Sarasin	When you lift your liquidity availability to include that as available liquidity so do you currently have a plan to try to draw that down before April or are you basically saying you wouldn’t draw that down in the next month or two unless you knew you obviously had an extension in place?

L. Feldman	The Board is in the process of evaluating a lot of different financial alternatives so no decision has been made on that at this point.

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B. Sarasin	Okay. Then I guess lastly, you made a statement earlier with respect to FBR and the proxy. Maybe I missed it but I’m looking at the proxy. I don’t see anything in the proxy that talks about voting with respect to retaining FBR. Is that in the proxy?

T. Wirth	No, it’s the question regarding Mercury requesting us to take on an advisor and seek strategic alternatives for the company and the company had hired FBR earlier in the year to do that subsequent to Mercury filing that letter. We feel the Mercury letter is really addressing that question of whether we should retain a strategic advisor, not specifically FBR.

L. Feldman	Regardless of whether or not we retain FBR, the company is always looking at strategic alternatives. It’s something that is an ongoing process.

B. Sarasin	Okay but I mean you just stated that you’re deferring the FBR decision until next week. I’m looking, I see proposal number 4, so just clarify for me if somebody votes yes on proposal number 4, are you saying then that you would be more likely to continue to engage FBR and if somebody votes no, less likely or does that have any bearing at all?

T. Wirth	Correct, your interpretation is correct.

B. Sarasin	It does or does not have any bearing? If somebody votes yes, you’re more likely to retain them, is that correct?

T. Wirth	Yes.

B. Sarasin	Okay because when I read this proxy document, that’s not how I would ... I would never draw that conclusion from that document and I’m not sure how somebody else would have as well because you basically state in your positions that you believe you’ve already done this so you have no position on this. So I guess does that ... Do you have a preference as to a shareholder voting on retaining FBR? I don’t know why you would even need the shareholder vote to retain FBR. You didn’t need a shareholder vote to retain them initially.

T. Wirth	That is correct but the point is if we look to retain them further, we would defer to seeing what the vote would be on the Mercury matter. If our shareholders feel that we should retain someone we’d probably be most likely to retain FBR or continue to retain them because that’s what the shareholder vote has brought out.

B. Sarasin	I see. And you would have no issue with looking to switch to somebody else or think somebody else could do perhaps a better job given that FBR...

T. Wirth	We certainly would have to discuss that further but the shareholder vote will give us an indication of what our shareholders feel we should be exploring.

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L. Feldman	Thank you, Bob.

Operator	Thank you. Our next question comes from the line of Paul Rittmaster with Oppenheimer. Please go ahead.

P. Rittmaster	Good afternoon, gentlemen. You folks seem to be in disarray to me. I’m surprised that you announced a share buyback possibility and then on the advice of counsel delay it. What was the purpose of announcing it? That’s number one. Number two, what is the difficulty in coming up with some asset value or range of asset value to help shareholders figure out what’s going on within the company now and what may go on in the future?

L. Feldman	On the first question with respect as to the timing on the stock buyback, it was under advice of counsel that we not execute on the stock buyback until the third quarter was actually filed on the theory that we had been a late filer and that the company might have more information than somebody that didn’t have the information. So if somebody’s either buying or selling the stock through the company, let’s say a seller of the stock to the company where we’re the purchaser, in that event if that purchaser had a lot less information than the company, the company sort of has similar to insider trading, an unfair advantage. That was what our counsel determined.

P. Rittmaster	Understood, but why didn’t you delay making the announcement until the proper time?

L. Feldman	We thought we would get the filing done sooner. Unfortunately, the filing is delayed and that exacerbated the problem.

P. Rittmaster	Alright. The second question on the asset value.

L. Feldman	On the determination of net asset value we strongly believe in providing data to our stockholders on this. We’re not trying to hide or withhold it; we just want to make sure that we get it right. We have been going through an exhaustive review of every single lease, scrubbing every cash flow and every property to make sure that the information is accurate before we report it.

P. Rittmaster	And do you have any timeframe for that?

L. Feldman	I don’t want to give you a timeframe for failure to live up to an exact date. Until we actually have it ready to file, I’d rather not give you a date but it’s a high priority. We know our stockholders want it. I’ve had many calls on this and the Board is well aware of it.

P. Rittmaster	Are we talking 30 days, are we talking 90 days, 6 months?

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L. Feldman	I’d rather not play a guessing game on this.

P. Rittmaster	... you folks don’t have very many specific answers to anything.

L. Feldman	I’m not trying to duck the question, I just don’t want to give you a date and not live up to it.

T. Wirth	We do feel we can prepare the information and have it available when we do the fourth quarter results.

L. Feldman	No later than that date.

P. Rittmaster	And when might that ... when would the fourth quarter be available?

T. Wirth	Fourth quarter, we feel we’re going to comply which I believe is an outside date of March 15th which is when our financials are due.

P. Rittmaster	Thank you.

Operator	Thank you. Our next question comes from the line of Eric Vonderporten with Leeward Investments. Please go ahead.

E. Vonderporten	She got the name right, it’s Leeward Investments. Thanks a lot for getting the quarter out. Curious, do you know when you expect to file the 10-Q?

T. Wirth	The 10-Q will be very shortly. I don’t want to say a specific ... I’d like to say today but it will be shortly. It’s going to be within several days.

E. Vonderporten	Okay, great. I’m relatively new to the company and just looking at where you’re at right now, it seems like it would make a huge amount of sense for you to simplify your structure and your asset base and in particular to possibly sell off some of the joint venture interests if you got attractive prices obviously. Does that make sense to you as well and is that a priority?

L. Feldman	Eric, this is Larry. Generally speaking whenever a property reaches maturity, meaning that its property cash flow is stable, sales are increasing and it reaches a desirable cap rate valuation, it’s definitely a property we would want to sell. We’re always looking at individual asset sales, whether they be joint ventures or wholly owned properties. That is definitely part of our business plan and we might use those proceeds to go out and acquire other assets, buy back stock or any number of things, using it for capital expenditures at our existing properties.

E. Vonderporten	Okay thanks and hope you have some luck with that.

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L. Feldman	Thank you, Eric.

Operator	Thank you. Our next question comes from the line of Robert Fordi with Robert Fordi. Please go ahead.

R. Fordi	Yes, thanks. Just a question. This is sort of the flipside of the Inland question. I would just have to say by listening to these facts that Inland cannot be very happy with this commitment and that you’ve drawn on it. What’s the feedback that you’re getting from Inland on that?

L. Feldman	The commitment that Inland made was done in April roughly of this year, and it obviously had a much higher strike price than the current traded stock price. The conversion price is $14.10 so obviously they’re not thrilled about that aspect. But on the other hand, they are getting a 6.85% coupon and in today’s very low interest rate market that isn’t a terrible return.

R. Fordi	Okay. You were talking about ... in the past you’ve talked about considering the sale of an asset as something you might do but I haven’t heard much about that today. Is that still something that’s on the table as far as selling a specific property?

L. Feldman	Very much so. Yes, we’re always looking at individual asset sales.

R. Fordi	How about the clearest path being some of your JV partners and a couple of these ventures to buy out the company’s interests? Is that something that you’re exploring?

L. Feldman	Whereby a joint venture partner would buy us out?

R. Fordi	Yeah.

L. Feldman	Typically that’s not a likely outcome. Most of our JV partners are looking to come into a deal whereby over a 3 to 5 year period we redevelop a property and then together we exit to a third party or we are the purchaser but typically it’s not our JV partner that buys us out.

R. Fordi	Okay, and you said you had about $29 million in cash available and this doesn’t appear like it’s any more than you thought you would have had available over the last 6 months of planning. Is it reasonable to say then that you all are thinking that you have a $10 million piece, if you have 3 million shares at $3.00 or $3.50 that you’re thinking that you might use for purchasing stocks or is that completely stock back or is that just completely one possibility, you might not buy any? If that’s the answer, is there some level of free cash that you want to be sure you have before you’re comfortable actually buying any of these shares back?

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L. Feldman	As I said before, we don’t want to give any guidance as to amounts or timing or the price at which we’re purchasing. We always will maintain company liquidity as priority 1 so to the extent ... and our Board is going to be constantly looking at this, so to the extent that the Board deems that there is excess liquidity and we deem that the pricing is right for purchasing, we will execute.

T. Wirth	But I wouldn’t say that the cash that we have now acquired through our borrowings was done specifically for that purpose.

R. Fordi	No, I guess I’m just trying to deduce a little bit from it because I think that your press release said that you were prepared or you’re open to buying up to 3 million shares at the time and it doesn’t appear as if your cash position has in any way worsened since that announcement so I’m just wondering if there’s anything that would indicate that you’ve actually had a change of plans.

L. Feldman	I wouldn’t read into the cash balance one way or the other as a correlation directly to whether or not we are buying back stock.

R. Fordi	I just think it’s probably obvious to many people on this call that clearly the best investment that the company could make right now, particularly given this depressed stock price, would have to be purchase of shares.

L. Feldman	We understand that position. We have received many calls from our investors on that and it is duly noted and registered...

R. Fordi	... okay, just one last question.

L. Feldman	... is a believer in the concept of a stock buyback but always subordinate to job 1, which is liquidity.

R. Fordi	Okay and then just one last question. Has everybody on the Board of Directors, have they visited all the properties?

L. Feldman	Our lead director, Bruce Moore, and I and Tom Wirth recently did a whirlwind trip of all of our properties. Our other directors have visited some of our properties. I don’t know that they’ve seen every single one but the guy that is really hands on day-to-day on the Board is Bruce Moore. He has seen every property and has been very involved in the asset side and has been a big help to Tom and I.

R. Fordi	Good. I know that in these times, particularly with this high cost of G&A, isn’t it reasonable to think that when you’re making that whirlwind tour you’re doing that on just regular commercial airline service?

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L. Feldman	[laughter].

R. Fordi	Well I’m not kidding actually.

L. Feldman	This was I think the first time we have ever used a private jet and charged it to the company. It was impossible to see 7 ... well we actually saw 6 of our malls in about a 3 day period.

R. Fordi	So this must have been a $100,000 trip.

L. Feldman	It was about ... my recollection is about $28,000 was the total cost and we had an entire group. Our head of construction, Tom Wirth, myself, Bruce Moore, we traveled around the country in a very efficient way in 3 days. It’s the only time to my recollection we have ever charged a private jet to the company other than perhaps during our IPO itself.

E. Vonderporten	Well I understand. I travel on private jets occasionally but usually I’m doing it when I’m high 5’ing deals that have made a lot of money, not when we’ve ... not when we’re at lean times like we are at FMP right now. Thank you very much.

L. Feldman	I fully understand that concern and it was determined that given the timing of all the things we were working on that this was the best use of our time. Some of our properties are in places like Tallahassee, Florida and Albany, New York and Harrisburg, Pennsylvania and to do that commercially would have been an incredibly arduous project. I myself, by the way, have taken private planes always at my own cost even though I probably should have charged it to the company. The only thing I’ve ever charged is a commercial airline charge for that flight.

Operator	Thank you. Our next question comes from the line of Bill Shanker with EJM and Associates. Please go ahead.

B. Shanker	How long has Mr. Moore been on the Board?

L. Feldman	Since the inception of the company as a public company in 2004, December ‘04.

B. Shanker	And he just saw the malls the last couple of months?

L. Feldman	No, I didn’t say that. We did a whirlwind tour update of all of the malls. I don’t know how many of the malls Bruce had seen previously but he and I and Tom did see all of the malls on this last trip.

B. Shanker	But he has seen them all previous to this?

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L. Feldman	I don’t know how many of the malls he has seen. I know he has probably seen at least some of the malls previous to that.

B. Shanker	Since you had advice of counsel about net asset value in regard to getting statements out, does that also mean that you would be precluded from purchasing stock on the basis of advice of counsel until the asset valuation is out in March of ‘08?

T. Wirth	I would think that ... there’s certainly timing where the company would be precluded from doing certain things up to a certain point of having its earnings ready or a financial or significant financial item being disclosed or sent out.

B. Shanker	Well I’m a little dense. I don’t know what that means.

L. Feldman	the answer is no. I mean as of the third quarter filing, as I said, we are now permitted to buy back stock.

B. Shanker	But don’t you possess information that you’re obtaining on net asset valuations on each stock?

L. Feldman	We haven’t completed that process. We’re in the process of doing that and as soon as it’s ready we’re going to publish it.

B. Shanker	So any time prior to that publication even though you possess it, your counsel has no problem with that?

L. Feldman	Any time prior to that in terms of purchasing stock?

B. Shanker	Between now and obtaining it. Yes.

L. Feldman	Well the inference is that we’re trying to hide data from.

B. Shanker	... no, no. I’m just trying to get the correlation between financial information and this. I’m just trying to understand valuation and financial ... your advice of counsel on financial information was one thing. And then it seems to me the same criteria would apply on net assets valuation but I may be wrong.

L. Feldman	The Company is always going to be privy to certain information by virtue of the fact that it’s got real time data.

B. Shanker	Well I know that. But I think NAV...

L. Feldman	We are committed to getting this information out to the public as soon as it’s ready.

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T. Wirth	But even at that point it’s going to be ... financial information for you, for other people to help derive a net asset value, it’s not going to be a...

B. Shanker	... so if tomorrow, if you filed your proper filings and you decided to buy back stock even though you’re in the preparation of net asset valuations that aren’t going to be disclosed until March and the final dots and T’s aren’t going to be crossed until then, you have no problem with that?

T. Wirth	I think again when it comes to a net asset valuation, what we’re going to do as we’ve said is we’re going to provide the information that will allow people to determine what the .

B. Shanker	... no, that’s not my question. I’m questioning is the company buying back stock.

L. Feldman	Your question is, is the company buying back stock?

B. Shanker	No, no, I said until ... If all the T’s aren’t crossed and all the I’s aren’t dotted between ... and your filings are current as of now, does that mean that you can purchase stock even though that is in process?

T. Wirth	Correct. Yes.

L. Feldman	The answer is yes.

B. Shanker	Thank you. That’s all.

Operator	Thank you. Ladies and gentlemen, that does conclude our question and answer session for today. I’d like to turn it back over to management for closing remarks.

L. Feldman	Thank you for attending the call. We look forward to our fourth quarter filing on time and are here to answer any questions that any of our stockholders have. Thank you all for attending.

Operator	Thank you. Ladies and gentlemen, this does conclude our conference for today. [Replay information provided].

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